Exhibit 10.1

August 17, 2020

Dear Mark:

This letter memorializes our recent discussions regarding our collective response to the COVID-19 pandemic and its dramatic impact on our community, our economy, and Ballantyne Strong, Inc. (the “Company”).

You have voluntarily agreed, during the Specified Period (as defined below), to reduce your rate of base salary by 25%, from your current rate of base salary of $250,000 (your “Regular Salary”) to a rate of base salary of $187,500 (your “Reduced Salary”). The “Specified Period” shall mean the period commencing on August 1, 2020 and continuing until and including August 31, 2020.

For the avoidance of doubt, the reduction from your Regular Salary to your Reduced Salary will not entitle you to any severance or other payments or any other rights or be deemed to constitute a breach of the Company’s obligations to you under the executive employment agreement between you and the Company dated November 6, 2018 (the “Employment Agreement”) during the Specified Period.

Except as modified hereby, the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the foregoing by your signature below.

Best Regards,

BALLANTYNE STRONG, INC.

By:	/s/ Todd R. Major
Name:	Todd R. Major
Title:	CFO

Acknowledged and Agreed as of August 17, 2020:

/s/ Mark D. Roberson
Mark D. Roberson